Exhibit 10.12

SERIES D PREFERRED STOCK

PURCHASE AGREEMENT

This Series D Preferred Stock Purchase Agreement, dated as of December 19, 2011 (this “Agreement”), is entered into by and among Roka Bioscience, Inc., a Delaware corporation (the “Company”), and the several purchasers named in Attachment 1 attached hereto (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company desires to sell, and the Purchasers desire to purchase, shares of its Series D Preferred Stock, $0.001 par value per share (“Series D Preferred Stock”);

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. AUTHORIZATION AND SALE OF SHARES.

1.1 Authorization. On or prior to the Initial Closing Date (as defined below), the Company shall have (a) duly authorized the sale and issuance, pursuant to the terms of this Agreement, of up to 32,511,979 shares of its Series D Preferred Stock (the “Shares”) and the issuance of such shares of Series A Common Stock of the Company, $0.001 par value per share (“Series A Common Stock”), to be issued upon conversion of the Shares (the “Conversion Shares”), each having the rights, restrictions, privileges and preferences set forth in the Third Amended and Restated Certificate of Incorporation of the Company attached hereto as Exhibit A (the “Charter”); and (b) adopted and filed the Charter with the Secretary of State of the State of Delaware.

1.2 First Tranche Sale of Shares. Subject to the terms and conditions of this Agreement, at the closing of the First Tranche (as defined below), the Company will sell and issue to each Purchaser, and each Purchaser, severally and not jointly, will purchase from the Company, the number of shares of Series D Preferred Stock set forth opposite such Purchaser’s name on Attachment 1 under the heading “First Tranche” at a purchase price of $1.461 per share (the “First Tranche”), payable in cash by wire transfer to an account designated by the Company.

1.3 Second Tranche Sale of Shares.

(a) Subject to the terms and conditions of this Agreement, if at any time following the closing of the First Tranche and prior to the earlier of (i) a Deemed Liquidation Event (as defined in the Charter), (ii) a public offering of the Company’s equity securities and (iii) the three (3) year anniversary of the First Tranche Closing (as defined below) the Company has cash and cash equivalents of less than $5.0 million in the Company’s bank account(s) as certified by the Company’s Chief Financial Officer in a written notice delivered to the Purchasers (the “Second Tranche Notice”), each Purchaser, severally and not jointly, will purchase from the Company, and the Company will sell and issue to each Purchaser, the number of shares of Series D Preferred Stock set forth opposite such Purchaser’s name on Attachment 1 under the heading “Second Tranche” at a purchase price of $1.461 per share (the “Second Tranche”), payable in cash by wire transfer to an account designated by the Company.

(b) At any time or from time to time prior to the earlier of (i) the closing of the Second Tranche in accordance with Section 1.3(a) above, (ii) a Deemed Liquidation Event (as defined in the Charter), (iii) a public offering of the Company’s equity securities and (iv) the three (3) year anniversary of the First Tranche Closing (as defined below), any Purchaser may, in its sole and absolute discretion, upon ten (10) days prior written notice to the Company and the other Purchasers (the “Election Notice”), purchase all, but not less than all, of the shares of Series D Preferred Stock set forth opposite such Purchaser’s name on Attachment 1 under the heading “Second Tranche” (the “Second Tranche Shares”) at a purchase price of $1.461 per share, payable in cash by wire transfer to an account designated by the Company. A Purchaser that purchases shares of Series D Preferred Stock pursuant to this Section 1.3(b) is referred to herein as an “Electing Purchaser.” An Electing Purchaser that purchases all of its Second Tranche Shares pursuant to this Section 1.3(b) shall not be obligated to purchase additional shares of Series D Preferred Stock pursuant to Section 1.3(a).

(c) Any shares of Series D Preferred Stock sold pursuant to this Section 1.3 shall be deemed “Shares” for all purposes under this Agreement.

2. THE CLOSING.

2.1 First Tranche Closing. Subject to the satisfaction of all of the conditions set forth in Sections 5 and 6 hereof, the closing of the First Tranche (“First Tranche Closing”) shall be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, at 12:00 p.m. Eastern Daylight Time on December 19, 2011, or at such later time or such other place as the parties hereto shall mutually agree. The date on which the First Tranche Closing is actually held is referred to herein as the “First Tranche Closing Date.”

2.2 Second Tranche Closing. The closing of the Second Tranche pursuant to (a) Section 1.3(a) will take place on the earlier of (i) fifteen (15) business days from the date the Second Tranche Notice is delivered by the Company to the Purchasers as set forth in Section 1.3(a) or (ii) at such time as the Company and a majority of the Purchasers, based on the total number of shares of Series D Preferred Stock held by the Purchasers as of the date of the Second Tranche Notice, shall mutually agree and (b) Section 1.3(b) will take place at such time as the Company and a majority of the Purchasers participating therein, based on the total number of shares of Series D Preferred Stock held by the Purchasers as of the date of the Election Notice, shall mutually agree (each, a “Second Tranche Closing Date”). The First Tranche Closing and the Second Tranche Closing shall each be referred to herein as a “Closing,” and the date of any Closing is referred to herein as a “Closing Date”. Any Second Tranche Closing shall be subject to the terms and conditions set forth in this Agreement and (i) the representations and warranties of the Company set forth in Section 3 hereof (and the schedules attached hereto) shall be true and correct in all material respects (except for those representations or warranties qualified by materiality, which shall be true and correct in all respects) on and as of any Second Tranche Closing Date or as of such other dates as are referenced in such representations or warranties, and shall be deemed modified by any updates to the Disclosure Schedules delivered to the Purchasers at the Second Tranche Closing; provided that the Company shall deliver such updated Disclosure Schedules to the Purchasers no later than 5 business days before the Second Tranche Closing Date, and (ii) the representations and warranties of the Purchasers in Section 4 hereof shall be true and correct on and as of any Second Tranche Closing Date.

2.3 Delivery. At each Closing, subject to the terms and conditions hereof, in addition to the deliveries required pursuant to Section 5 hereof, the Company will deliver to each Purchaser a certificate representing the number of Shares purchased at such Closing by such Purchaser, against payment of the purchase price therefor.

2.4 Use of Proceeds. The proceeds from the sale of the Shares shall be used to fund the Company’s development and operations.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Subject to and except as disclosed by the Company in the schedules attached hereto specifically identifying the relevant subparagraph(s) hereof (the “Disclosure Schedules”), the Company hereby represents and warrants to the Purchasers, as of the date hereof unless otherwise specified, as follows:

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own and operate, license or lease its properties, whether tangible or intangible, and conduct its business as currently conducted and as proposed to be conducted by it and to enter into and perform this Agreement (including all schedules and exhibits hereto) and each of the other agreements required to be executed by the Company on or prior to the First Tranche Closing pursuant to Section 5.1 hereof (the “Ancillary Agreements”) and to carry out the transactions required to be executed by the Company contemplated by this Agreement and the Ancillary Agreements. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to so qualify is reasonably likely to have a Material Adverse Effect. The Company has furnished to counsel to the Purchasers true and complete copies of the Charter and the Company’s By-Laws (the “By-Laws”), each as amended to date and as presently in effect.

3.2 Authority for Agreement. The execution, delivery and performance by the Company of this Agreement (including all schedules and exhibits hereto) and each of the Ancillary Agreements to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement (including all schedules and exhibits hereto) and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, receivership, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. The execution of, and performance of, the transactions contemplated by this Agreement (including all schedules and exhibits) and the Ancillary Agreements and compliance with the respective provisions thereof by the Company will not, to the Company’s knowledge, violate any provision of law and will not conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a material default under, or require a consent or waiver under, (x)(i) the Charter or the By-Laws or (ii) any material indenture, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties (whether tangible or intangible) is bound, or (y) any decree, judgment, order, statute, rule or regulation applicable to the Company.

3.3 Governmental Consents. Except for such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement or as provided in Schedule 3.3 hereto, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement (including all schedules and exhibits hereto) and the Ancillary Agreements to which the Company is a party, the offer, issuance, sale and delivery of the Shares (and the Conversion Shares), or the other transactions to be consummated at the First Tranche Closing, as contemplated by this Agreement (including all schedules and exhibits hereto), except such filings as shall have been made prior to and shall be effective on and as of the First Tranche Closing. Based in part on the representations made by the Purchasers in Section 4 hereof, the offer, sale and issuance of the Shares to the Purchasers will be in compliance with all applicable federal and state securities laws.

3.4 Litigation. Except as provided in Schedule 3.4 hereto, there is no action, suit or proceeding, or governmental inquiry or investigation, pending against the Company or, to the Company’s knowledge, threatened against the Company or threatened or pending against any of the Company’s directors or executive officers, including, without limitation, any litigation which questions the validity of this Agreement (including all schedules and exhibits hereto) or the Ancillary Agreements or the right of the Company to enter into any of them, nor is there any litigation pending against the Company or, to the Company’s knowledge, threatened against the Company or threatened or pending against any of the Company’s directors or executive officers by reason of activities of the Company or negotiations by the Company or any of the directors or executive officers with possible investors in the Company. There is not any action, suit, proceeding or investigation pending or, to the Company’s knowledge, threatened against the Company involving the prior employment of any of the Company’s employees or their obligations under any agreements with prior employers. Except as provided in Schedule 3.4 hereto, there is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

3.5 Capitalization. Upon filing the Charter and prior to the issuance of the Shares hereunder, the Company has a total authorized capitalization consisting of: (a) 127,148,696 shares of Common Stock, par value $0.001 par value per share (the “Common Stock”), of which (i) 115,019,172 shares have been designated Series A Common Stock, of which (A) 6,417,767 shares are issued and outstanding; (B) 10,726,289 shares have been reserved for issuance upon conversion of the Company’s Series A Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”); (C) 37,200,000 shares have been reserved for issuance upon conversion of the Series B Preferred Stock, $0.001 par value per share (“Series B Preferred Stock”); (D) 15,094,340 shares have been reserved for issuance upon conversion of the Series C Preferred Stock, $0.001 par value per share (“Series C Preferred Stock”); (E) 32,511,979 shares have been reserved for issuance upon conversion of the Series D Preferred Stock; (F) 2,480,000 shares have been reserved for issuance upon exercise of outstanding warrants; and (G) 10,588,797 shares will be reserved for issuance under the Company’s 2009 Equity Incentive Plan, as amended (the “Plan”), and (ii) 12,129,524 shares have been designated Series B Common Stock, $0.001 par value per share, all of which have been reserved for issuance upon conversion of the Series A-1 Preferred Stock, $0.001 par value per share (“Series A-1 Preferred Stock”), and/or certain shares of Series A Common Stock in accordance with the Company’s Charter, as the case may be; and (b) 110,142,132 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), of which (i) 10,726,289 shares have been designated as Series A Preferred Stock, all of which are issued and outstanding; (ii) 12,129,524 shares have been designated Series A-1 Preferred Stock, of which 1,403,235 are issued and outstanding; (iii) 39,680,000 shares have been designated Series B Preferred Stock, 37,200,000 of which are issued and outstanding and 2,480,000 of which are reserved for issuance upon exercise of outstanding warrants; (iv) 15,094,340 shares have been designated Series C Preferred Stock, 15,094,340 of which are issued and outstanding; and (v) 32,511,979 shares have been designated Series D Preferred Stock, 18,822,726 of which will be issued and outstanding as of the First Tranche Closing upon issuance pursuant to this Agreement. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Securities Act”). Except as set forth in Schedule 3.5 or as otherwise provided in this Agreement, (1) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (2) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, and (3) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. The issuance and sale of the Shares and all other outstanding shares of capital stock of the Company is in compliance with any and all applicable rights of first refusal, preemptive rights or similar rights of any third party. The rights, preferences, privileges and restrictions of the Shares are as stated in the Charter.

3.6 Subsidiaries. The Company has no subsidiaries and does not own or control, directly or indirectly, any shares or units of capital securities of any other corporation or any interest in any partnership, joint venture or other non-corporate business or charitable enterprise.

3.7 Stockholder List and Agreements. Attached as Schedule 3.7 hereto is a true and complete list of the stockholders, option holders and warrant holders of the Company immediately prior to the First Tranche Closing, showing the number of shares of Common Stock, Preferred Stock, options to purchase shares of Common Stock and warrants exercisable for shares of Common Stock held by each. Except as provided in Schedule 3.7 hereto, there are no agreements, written or oral, between the Company and any holder of its capital stock (including holders of derivative securities) or, to the Company’s knowledge, among any holders of its capital stock (including holders of derivative securities), relating to the acquisition (including, without limitation, rights of first refusal, preemptive rights or similar rights), disposition, registration under the Securities Act, including the regulations promulgated thereunder, or voting of the capital stock (including derivative securities) of the Company. To the Company’s knowledge, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a direct business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of their immediate families may own securities of publicly traded companies (not to exceed 2% of such companies’ capital stock) that may compete with the Company.

3.8 Issuance of Shares. The issuance, sale and delivery of the Shares in accordance with this Agreement, and the issuance and delivery of the shares of Series A Common Stock issuable upon conversion of the Shares, have been duly authorized by all necessary corporate action on the part of the Company, and all such shares have been duly reserved for issuance. The Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the Conversion Shares, if and when issued upon such conversion, will be duly and validly issued, fully paid and nonassessable.

3.9 Financial Statements. Set forth on Schedule 3.9 is the last regularly prepared financial statements completed prior to the First Tranche Closing (the “Financial Statements”, and the date of the balance sheet included in the Financial Statements, the “Balance Sheet Date”). The Financial Statements are complete and correct, are in accordance with the books and records of the Company and present fairly the financial condition, cash flow, changes in stockholder equity and results of operations of the Company as at the dates and for the periods indicated, subject in the case of unaudited financial statements to normal year-end audit adjustments and the absence of footnotes. The Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis throughout the periods indicated, except that the unaudited financial statements may not contain all footnotes required by Generally Accepted Accounting Principles.

3.10 Absence of Changes. Since the Balance Sheet Date and except as provided in Schedule 3.10 there has not been: (a) any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not had and cannot reasonably be expected to have a Material Adverse Effect; (b) any change, except changes in the ordinary course of business that have not had and cannot reasonably be expected to have a Material Adverse Effect, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise; (c) any damage, destruction or loss, whether or not covered by insurance, having or which could reasonably be expected to have a Material Adverse Effect; (d) any waiver or compromise by the Company of a valuable right or of a material debt owed to it; (e) any loans made by the Company to the Company’s employees or directors other than travel advances made in the ordinary course of business; (f) any extraordinary increases in the compensation of any of the Company’s employees or directors; (g) any declaration or payment of any dividend or other distribution of the assets of the Company; (h) any issuance or sale by the Company (whether or not contingent) of any shares of its Common Stock, Preferred Stock or any other securities (including derivative securities); (i) any transaction or agreement consummated or entered into by the Company other than in the ordinary course of business; (j) to the Company’s knowledge, any other event or condition of any character that has or is reasonably likely to have a Material Adverse Effect; (k) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets (except for a license granted in the ordinary course of business); or (l) the entrance by the Company into any agreement or commitment or the arising of any obligation by the Company to do any of the things described in this Section 3.10.

3.11 Taxes. The Company has filed or has obtained presently effective extensions with respect to all federal, state, county, local and foreign tax returns which are required to be filed by it (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) and all taxes shown thereon to be due have been timely paid with exceptions not material to the Company. The Company has paid all taxes and other assessments due. Federal income tax returns of the Company have not been audited by the Internal Revenue Service, and no controversy with respect to taxes of any type is pending or, to the Company’s knowledge, threatened.

3.12 Property and Assets.

(a) The Company has good, clear, transferable and marketable title to all of its material properties and assets, whether tangible or intangible, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, lease, license, charge or encumbrance, other than (i) those resulting from taxes which have not yet become delinquent, (ii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (iii) those that have otherwise arisen in the ordinary course of business.

(b) The Company has not granted rights to manufacture, produce, assemble, license, market or sell its products to any Person and is not bound by any agreement that adversely affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

(c) The Company hereby represents that it is not now and has never been a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.897-2(b), and that the Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns, which are required under Treasury Regulation Section 1.897-2(h).

3.13 Intellectual Property.

(a) Schedule 3.13(a) lists all patents, patent applications, trademarks, service marks, trademark and service mark registrations and registration applications, trade names, trade name registrations, logos, trade dress, and copyright registrations that are directly or indirectly owned or controlled in whole or in part by the Company or used in the business of the Company as now being conducted (collectively, “Intellectual Property”), including, in the case of any Intellectual Property not owned by the Company, the licenses or other agreements or arrangements (other than for off-the-shelf software programs that have not been customized for its use) pursuant to which the Company has the right to use such Intellectual Property. Except as set forth in Schedule 3.13(a) and excluding off-the-shelf software programs that have not been customized for its use, (i) the Company owns, or is licensed or authorized or otherwise has the right to use all Intellectual Property as it is being used in the business of the Company as now being conducted without the payment of royalties or other consideration (including any obligations to issue equity securities to any third party); and (ii) no governmental registration of any of the Intellectual Property has lapsed, expired or been cancelled, abandoned, opposed or the subject of a reexamination request.

(b) In any instance where the Company’s rights to Intellectual Property arise under a license or similar agreement (other than for off-the-shelf software programs that have not been customized for its use), this is indicated in Schedule 3.13. Except for Intellectual Property (i) indicated in Schedule 3.13(b) as owned by a third party and used by the Company under a license or similar agreement, or (ii) indicated in Schedule 3.13(b) as owned by the Company and licensed to a third party, the Company has not granted to any other Person and, to the knowledge of the Company, no other Person has, an interest in or right or license to use any of the Intellectual Property. To the Company’s knowledge, none of the Intellectual Property is being infringed by others, or is subject to any outstanding order, decree, judgment, or stipulation. No litigation (or other proceeding in or before any governmental agency or arbitral body) relating to or challenging the scope, validity or enforceability of any of the Intellectual Property is pending, or to the Company’s knowledge, threatened, nor, to the Company’s knowledge, is there any basis for any such litigation or proceeding. The Company has kept secret and has not disclosed, except pursuant to written confidentiality agreements, any trade secrets or confidential information included in the Company’s Intellectual Property and maintains reasonable security measures for the preservation of the secrecy and proprietary nature of its trade secrets or other confidential information included in the Company’s Intellectual Property including the use of written confidentiality agreements with any Person receiving the same.

(c) To the Company’s knowledge: (i) the Company has not infringed or made unlawful use of, and is not infringing or making unlawful use of, any intellectual property or other proprietary or confidential information of any other Person; and (ii) the activities of the Company’s employees and contractors in connection with their employment or contractual relationship with the Company do not violate any agreements or arrangements that any such employees or consultants have with any former employer or any other Person. No litigation (or other proceeding in or before any governmental agency or arbitrator body) charging the Company with infringement or unauthorized or unlawful use of any patent, trademark, service mark, copyright or trade secret is pending, or to the Company’s knowledge, threatened. Except as indicated in Schedule 3.13(c), the Company has not received any cease-and-desist letter, offer to license or any other communication from any other Person identifying any intellectual property other than Intellectual Property as relevant to the Company’s business as presently conducted or as proposed to be conducted.

(d) To the Company’s knowledge, no officer, director, employee, or consultant of the Company is obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court or administrative agency, that conflicts or may conflict with his or her agreements and obligations to promote the interests of the Company.

3.14 Insurance. The Company maintains insurance covering its properties and business adequate and customary for the type and scope of the Company’s properties and business. A list of all of the insurance coverage maintained by the Company is set forth in Schedule 3.14 hereto. The Company is not in default with respect to payment of premiums on any such policy of insurance and no claim is pending under any such policy.

3.15 Material Contracts and Obligations. Except as contemplated by this Agreement or as listed in Schedule 3.15 hereto, the Company is not a party to any material agreement or commitment of any nature, including without limitation: (a) any agreement that requires future expenditures by the Company in excess of $50,000 either individually or in the aggregate, (b) any employment or consulting agreement, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase or similar plan or arrangement, (c) any agreement with any stockholder, officer, director or, to the Company’s knowledge, Affiliate (as such term is defined below) of the Company or any of their respective immediate family members, including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such Person (to the Company’s knowledge, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of their immediate families may own securities of publicly traded companies (not to exceed two percent (2%) of such companies’ capital stock) that may compete with the Company), (d) any agreement relating to the transfer or license of any Intellectual Property, or (e) agreements restricting the development, manufacture or distribution of the Company’s products or services, including any distributor or sales representative agreements. As to each agreement or commitment listed in Schedule 3.15: (i) the Company is not in material default thereunder, and, to the Company’s knowledge, no other party thereto is in material default thereunder; (ii) no event has occurred which is or, after the giving of notice or passage of time or both, would constitute a material breach thereof by the Company or, to the Company’s knowledge, by any other party thereto; (iii) the Company has not received written notice of an intention to cancel or terminate such agreement or commitment; and (iv) the consummation of the transactions contemplated hereby will not constitute a material default thereunder or material breach thereof. The term “Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with another Person.

3.16 Absence of Undisclosed Liabilities. The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $100,000 in the aggregate (except for current liabilities incurred in the ordinary course of business), (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory or license grants in the ordinary course of business. Except as listed in Schedule 3.16 hereto or as fully disclosed or reserved for in the Financial Statements, the Company does not, to its knowledge, have any material obligations or liabilities (whether accrued, absolute, contingent, liquidated, unliquidated or otherwise, whether due or to become due) (“Liabilities”) required by generally accepted accounting principles to be reflected on a balance sheet except (i) liabilities and obligations incurred after the date of the Financial Statements and (ii) future performance obligations under the agreements and commitments to which or by which the Company is bound as of the date hereof.

3.17 Compliance. The Company has, to its knowledge, complied with all laws, regulations and orders applicable to its present business and has all material permits and licenses required thereby, except for any violation of or default under any laws, regulations or orders which will not have a Material Adverse Effect. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it is bound or, to the Company’s knowledge, of any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company that has a Material Adverse Effect or, as far as the Company may now foresee, in the future is reasonably likely to have a Material Adverse Effect.

3.18 Employees. Set forth in Schedule 3.18 hereto is a list of the names of the executive officers and all other employees of the Company, together with the title or job classification of each such individual. Except as set forth in Schedule 3.18 hereto, none of such Persons has an employment agreement or understanding, whether oral or written, with the Company that is not terminable on less than 90 days’ notice by the Company without cost or other liability to the Company. All Persons identified in Schedule 3.18 have executed and delivered nondisclosure and assignment of invention agreements in the form of Exhibit G attached hereto, and all of such agreements are in full force and effect. The Company is not aware that any of its employees are in violation thereof. None of the Company’s employees is represented by any labor union, and there is no labor strike or other labor trouble pending or, to the Company’s knowledge, threatened with respect to the Company (including, without limitation, any organizational drive).

3.19 ERISA. Except as set forth in Schedule 3.19 hereto, the Company does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended. Schedule 3.19 hereto sets forth all of the employee benefit plans of the Company.

3.20 Minute Books. The minute books of the Company accurately reflect all material information relating to the meetings and other corporate actions of the Company’s stockholders and the Company’s Board of Directors (the “Board of Directors”) and any committees thereof. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

3.21 Disclosures. The Company has provided each Purchaser with all the information that such Purchaser has requested for deciding whether to purchase the Series D Preferred Stock. The Company has provided the Purchasers with all material information that the Company believes is reasonably necessary to enable such Purchasers to decide whether to purchase the Series D Preferred Stock, other than such information relating to matters which are not reasonably likely to have a Material Adverse Effect on the Company. Neither this Agreement (including all schedules and exhibits hereto), nor the Ancillary Agreements (including all exhibits, annexes and schedules thereto), nor any report, certificate or instrument furnished to the Purchasers or its counsel in connection with the transactions contemplated by this Agreement when read together, contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.22 Brokers. Except as set forth in Schedule 3.22, the Company has not retained any finder or broker in connection with the transactions contemplated by this Agreement and agrees to indemnify and save the Purchasers harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders’ fees or commissions in connection with the transactions contemplated by this Agreement asserted by any Person on the basis of any agreement, statement or representation alleged to have been made by the Company.

3.23 Third Party Consents. Except as set forth in Schedule 3.23, to the Company’s knowledge, no consent or approval is needed from any third party in order to effect the issuance and sale of the Shares (and the Common Stock issuable upon conversion of the Shares) or any of the other transactions contemplated by this Agreement (including schedules and exhibits hereto) and the Ancillary Agreements.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each of the Purchasers represents and warrants to the Company, on behalf of itself and not on behalf of the others, as follows:

4.1 Accredited Investor. Such Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, and understands that the Company has relied upon its being an accredited investor in deciding to proceed with the transactions contemplated hereby, and in ascertaining the requirements of law applicable to the issuance and sale of the Shares. The Purchaser’s financial condition is such that the Purchaser is able to bear all economic risks of investment in the Shares, including a complete loss of the Purchaser’s investments therein. The Purchaser acknowledges that the Company has provided it with adequate access to financial and other information concerning the Company as requested and that it has had the opportunity to ask questions of and receive answers from the Company concerning the transactions contemplated under this Agreement and the Ancillary Agreements and to obtain therefrom any additional information necessary to make an informed decision regarding an investment in the Company.

4.2 Investment. The Purchaser is acquiring the Shares, and the shares of Series A Common Stock into which the Shares may be converted, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Ancillary Agreements, the Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

4.3 Authority. The Purchaser has full power and authority to enter into and to perform this Agreement and the Ancillary Agreements in accordance with their respective terms. The Purchaser represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser and constitute valid and binding obligations of each enforceable against it in accordance with their respective terms. The execution of and performance of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with the respective provisions thereof by each of the Purchasers will not, to its knowledge, violate any provision of law and, if applicable, will not conflict with or result in any material breach of any of the terms, conditions or provisions of or constitute a material default under, or require a consent or waiver under, its organizational documents (if any, and each as amended to date and as in effect as of the date hereof) or any indenture, lease, agreement or other instrument to which the Purchaser is a party or by which it or any of its properties (whether tangible or intangible) is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Purchaser.

4.4 Unregistered Securities. The Purchaser acknowledges and agrees that the Shares, and any shares issuable upon conversion thereof, must be held indefinitely until such time as they are subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which currently permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market maker (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and the number of shares being sold during any three-month period not exceeding specified limitations.

4.5 Principal Place of Business. The address of the residence or the principal place of business, as applicable, the latter of which is the office in which the Purchaser’s investment decision was made, is accurately set forth on Attachment 1.

4.6 Brokers. The Purchaser has not retained any finder or broker in connection with the transactions contemplated by this Agreement and the Purchaser separately agrees to indemnify and save the Company harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders’ fees or commissions in connection with the transactions contemplated by this Agreement asserted by any Person on the basis of any agreement, statement or representation alleged to have been made by such Purchaser.

4.7 Foreign Investors. If the Purchaser is not a United States Person (as defined by Section 7701(a)(30) of the Code), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. The Company’s offer and sale and Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Purchaser’s jurisdiction.

4.8 Transfer Restrictions. Each Purchaser acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth in the Investor Rights Agreement.

5. CONDITIONS PRECEDENT OF THE PURCHASERS. Unless otherwise indicated below, the obligation of the Purchasers to purchase Shares at the First Tranche Closing and any subsequent Second Tranche Closing is subject to the fulfillment, or the waiver by the Purchasers, of each of the following conditions (as applicable) on or before each Closing:

5.1 Ancillary Agreements.

(a) Prior to the First Tranche Closing, the Second Amended and Restated Investor Rights Agreement in the form attached hereto as Exhibit B (the “Investor Rights Agreement”) shall have been executed and delivered by each of the parties thereto other than the Purchasers and shall be in full force and effect as of any Second Tranche Closing.

(b) Prior to the First Tranche Closing, the Second Amended and Restated Voting Agreement in the form attached hereto as Exhibit C (the “Voting Agreement”) shall have been executed and delivered by each of the parties thereto other than the Purchasers and shall be in full force and effect as of any Second Tranche Closing.

(c) Prior to the First Tranche Closing, the Second Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D (the “Co-Sale Agreement”) shall have been executed and delivered by each of the parties thereto other than the Purchasers and shall be in full force and effect as of any Second Tranche Closing.

5.2 Third Party Consents. The Company shall have obtained any and all material consents, permits and waivers (including all authorizations, approvals or permits of any governmental authority or regulatory body of the United States of America or any state thereof) necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and the same shall be effective as of the date of each Closing, except for such as may be properly obtained subsequent to the date of such Closing.

5.3 Certificates and Documents. The Company shall have delivered to the Purchasers: (a) certificates, as of the most recent practicable date, as to the corporate good standing of the Company issued by the Secretary of State of the State of Delaware; and (b) a Certificate of the Secretary or an Assistant Secretary of the Company, dated as of the Closing Date, certifying: (i) that attached thereto is a true and complete copy of the Charter; (ii) that attached thereto is a true and complete copy of the By-Laws; (iii) that attached thereto is a true and complete copy of the resolutions of the Board of Directors and the stockholders of the Company authorizing and approving all matters in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) to the incumbency and specimen signature of certain officers of the Company.

5.4 Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects (except for those representations or warranties qualified by materiality, which shall be true and correct in all respects) on and as of each Closing Date with the same effect as though such representations and warranties had been made on and as of such Closing Date; provided, however, that representations and warranties that speak as of a particular date shall remain so true and correct as of such date.

5.5 Performance. The Company shall have performed and complied with all agreements, obligations, covenants and conditions contained in this Agreement that are required to be performed or complied with by it at or before each Closing.

5.6 Compliance Certificate. At each Closing, the Chief Executive Officer of the Company shall have delivered to the Purchasers a certificate certifying that the conditions specified in Sections 5.4 and 5.5 have been fulfilled and stating that there has been no Material Adverse Effect since the Balance Sheet Date other than as disclosed in the Financial Statements or in this Agreement, including the schedules hereto.

5.7 Charter. The Charter shall have been filed with the Secretary of State of Delaware and a certified copy of the Charter shall have been provided to the Purchasers.

5.8 Opinion of Counsel. The Purchasers shall have received an opinion from Lowenstein Sandler PC, counsel for the Company, dated as of each Closing Date, addressed to the Purchasers, satisfactory in form and substance to Purchasers, in the form of Exhibit E attached hereto.

5.9 Management Rights Letter. Prior to the First Tranche Closing, a Management Rights Letter substantially in the form attached hereto as Exhibit F-1 shall have been executed by the Company and delivered to the Purchasers associated with OrbiMed Advisors, LLC, a Management Rights Letter substantially in the form attached hereto as Exhibit F-2 shall have been executed by the Company and delivered to New Enterprise Associates 13, LP and a Management Rights Letter substantially in the form attached hereto as Exhibit F-3 shall have been executed by the Company and delivered to Aisling Capital III, LP.

5.10 Board of Directors. As of the First Tranche Closing, the authorized size of the Board of Directors shall be increased by one director and Josh Bilenker shall be appointed to the Board of Directors.

6. CONDITIONS PRECEDENT OF THE COMPANY. The obligation of the Company to issue Shares at the First Tranche Closing and any subsequent Second Tranche Closing is subject to the fulfillment, or the waiver by the Company, of each of the following conditions on or before each Closing:

6.1 Ancillary Agreements. Prior to the First Tranche Closing, the Purchasers shall have executed and delivered the Voting Agreement, the Co-Sale Agreement and the Investor Rights Agreement, and each such Ancillary Agreement shall be in full force and effect.

6.2 Representations and Warranties. The representations and warranties of the Purchasers contained in Section 4 shall be true and correct on and as of each Closing Date with the same effect as though such representations and warranties had been made on and as of such Closing Date.

6.3 Performance. The Purchasers shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with at or before each Closing.

6.4 Third Party Consents. The Purchasers shall have obtained any and all material consents, permits and waivers (including all authorizations, approvals or permits of any governmental authority or regulatory body of the United States of America or any state thereof) necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and the same shall be effective as of the date of each Closing, except for such as may be properly obtained subsequent to the date of such Closing.

7. COVENANTS OF THE COMPANY

7.1 Nondisclosure Agreements. The Company shall require all persons now or hereafter employed by the Company or engaged by it as a consultant to enter into nondisclosure and assignment of invention agreements if, and to the extent that, any have not previously been executed, substantially in the form of Exhibit G or such other form as may be approved from time to time by the Board of Directors.

7.2 Reservation of Common Stock. The Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance upon conversion of all of the outstanding Shares, duly taking into account the reduction of shares available for issuance due to conversion of all of the Company’s convertible securities and exercise of all of the Company’s stock options as well as any increase in the number of shares of Common Stock issuable upon conversion of all convertible securities in accordance with the terms of the Charter or upon exercise of all such options in accordance with the terms applicable thereto.

7.3 Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries, if any, shall become a party to any agreement which, by its terms, restricts the Company’s ability to perform under or comply with the terms of this Agreement, the Ancillary Agreements to which the Company is a party or the Charter.

7.4 Compliance with Laws. The Company shall comply, and cause each of its subsidiaries, if any, to comply, with all applicable laws, rules, regulations and orders, the noncompliance with which is reasonably likely to have a Material Adverse Effect.

7.5 Amendment to Plan; Restricted Stock Units. Immediately following the Closing, the Company shall (i) amend the Plan to increase the number of shares authorized for issuance under the Plan by an amount determined by the Company’s Compensation Committee of the Board of Directors and (ii) issue to Paul Thomas and Steven Sobieski Restricted Stock (as defined in the Plan) and/or Stock Grants (as defined in the Plan) in an aggregate amount of 513,347 shares pursuant to the terms of each of Paul Thomas’ and Steven Sobieski’s Restricted Stock Award Agreements with the Company.

7.6 FIRPTA. The Company shall provide prompt notice to the Purchasers following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation. In addition, upon a written request by a Purchaser, the Company shall provide such Purchaser with a written statement informing such Purchaser whether such Purchaser’s interest in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s written statement to such Purchaser shall be delivered to such Purchaser within ten (10) days of such Purchaser’s written request therefor. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no preferred stock then outstanding.

7.7 Insurance. The Company shall maintain (i) directors and officers liability insurance in an amount no less than $1.0 million and (ii) product liability insurance in an amount no less than $1.0 million.

8. MISCELLANEOUS.

8.1 Successors and Assigns. This Agreement, and the rights and obligations of each Purchaser hereunder, may be assigned by the Purchaser to any Person to which Shares are transferred by the Purchaser, and such transferee shall be deemed to be the “Purchaser” for purposes of this Agreement; provided that the transferee provides written notice of such assignment to the Company and agrees in writing to be bound by and comply with all provisions of this Agreement.

8.2 Survival of Representations and Warranties. All covenants, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchasers or the Company.

8.3 Indemnification.

(a) The Company agrees to indemnify and hold harmless each Purchaser and its respective directors, officers, trustees, members, managers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person (as defined below) may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under this Agreement and the Ancillary Agreements, and will reimburse any such Person for all such amounts as they are incurred by such Person.

(b) Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (c) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

8.4 Expenses. On the First Tranche Closing Date, the Company shall reimburse Aisling Capital III, LP for its reasonable fees and expenses (including its reasonable legal fees and expenses) up to $65,000. Except as set forth above, the Company and each of the Purchasers shall be responsible for their own fees and expenses in connection with the transactions contemplated hereby.

8.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

If such notice is addressed to the Company, at 20 Independence Boulevard, 4th Floor, Warren, New Jersey 07059, Attention: Chief Executive Officer, or at such other address or addresses as may have been furnished by ten days advance written notice in writing by the Company to such Purchaser.

If such notice is addressed to any Purchaser, at the address set forth in Attachment 1, or at such other address or addresses as may have been furnished by ten (10) days advance written notice to the Company in writing by such Purchaser.

8.6 Entire Agreement. This Agreement and the Ancillary Agreements (including all exhibits, schedules and annexes to each) and the Charter embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

8.7 Amendments. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of 100% of the Shares purchased pursuant to this Agreement (treated as if converted and including any Conversion Shares into which the then outstanding Shares have been converted that have not been sold to the public). Any amendment or waiver effected in accordance with this Section 8.7 shall be binding upon the Company, each Purchaser and each future holder of any Shares (including the Conversion Shares).

8.8 Counterparts. This Agreement, and any amendment hereto, may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

8.9 Section Headings; Schedules. The section headings are for the convenience of the parties only and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any matter disclosed as to any section of this Agreement in the schedules hereto shall be deemed to be disclosed as to all sections of the Agreement.

8.10 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware excluding any choice of laws rule or principle that would result in the application of the substantive laws of any other jurisdiction. The parties hereto agree that any action brought under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the State of New Jersey.

8.12 No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, except the Purchasers and the Company, and their respective successors and assigns permitted under this Agreement, any rights or remedies under or by reason of this Agreement.

8.13 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their joint and mutual intent, and no rule of strict construction will be applied against any party.

8.14 Singular, Plural, Etc. Words in the singular include the plural, and words in the plural include the singular, in each case as the context may require. Where a provision is qualified with respect to knowledge of the Company, such knowledge shall be imputed if any individual Company officer actually possesses such knowledge. “Days” and any other measure of time shall be construed to include weekends and holidays unless otherwise specified. “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof). In addition, the word “or” shall not be construed as requiring exclusivity. Whenever the context requires, the neuter gender shall include the masculine and feminine genders.

8.15 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any of the Shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

8.16 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

8.17 Specific Performance. The parties hereto agree that: (a) in the event of any breach or threatened breach by any party of any covenant, obligation, or other provision of this Agreement applicable to such party, the other party shall be entitled (in addition to any other remedy that may be available) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) neither such other party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

8.18 Defined Terms. As used herein, the following terms not otherwise defined have the following meanings:

“Material Adverse Effect” means a material adverse effect on the business, assets, operations or condition, financial or otherwise, of the Company; provided however, in no event shall any of the following, either individually or in combination, constitute a Material Adverse Effect: (a) changes in general business or economic conditions in the Company’s industry, (b) any circumstance, change, or effect solely resulting from or arising out of, directly or indirectly, the fact that Company or any Purchaser (rather than another party) is a party to the transactions contemplated by this Agreement; or (c) any failure by Company to meet internal projections of forecasts or predictions for any period.

8.19 Other Defined Terms. Each of the following terms shall have the meanings ascribed to such terms in the section set forth opposite such term:

Defined Term	Section	Defined Term	Section

Affiliate	3.15	Investor Rights Agreement	5.1(a)

Agreement	Preamble	Liabilities	3.16

Ancillary Agreements	3.1	Losses	8.3(a)

Balance Sheet Date	3.9	Material Adverse Effect	8.18

Board of Directors	3.20	Person	8.14

By-Laws	3.1	Plan	3.5

Charter	1.1	Preferred Stock	3.5

Closing	2.2	Purchaser(s)	Preamble

Closing Date	2.2	Second Tranche	1.3(a)

Common Stock	3.5	Second Tranche Closing Date	2.2

Company	Preamble	Second Tranche Notice	1.3

Conversion Shares	1.1	Securities Act	3.5

Co-Sale Agreement	5.1(c)	Series A Common Stock	1.1

Days	8.14	Series A Preferred Stock	3.5

Disclosure Schedules	3	Series A-1 Preferred Stock	3.5

Electing Purchaser		Series B Preferred Stock	3.5

Election Notice		Series C Preferred Stock	3.5

Exchange Act	4.4	Series D Preferred Stock	Recitals

Financial Statements	3.9	Shares	1.1

First Tranche	1.2	Voting Agreement	5.1(b)

First Tranche Closing	2.1

First Tranche Closing Date	2.1

Intellectual Property	3.13

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Series D Preferred Stock Purchase Agreement to be duly executed and delivered as an agreement under seal as of the date and year first above written.

By:	/s/ Paul Thomas
Name:	Paul Thomas
Title:	CEO

ORBIMED PRIVATE INVESTMENTS III, LP

BY:	ORBIMED CAPITAL GP III, LLC,
ITS GENERAL PARTNER

By:	/s/ Jonathan Silverstein
Name:	Jonathan Silverstein
Title:	Member

ORBIMED ASSOCIATES III, LP

BY:	ORBIMED ADVISORS, LLC,
ITS GENERAL PARTNER

By:	/s/ Jonathan Silverstein
Name:	Jonathan Silverstein
Title:	Member

Signature Page to Stock Purchase Agreement

NEW ENTERPRISE ASSOCIATES 13, LIMITED PARTNERSHIP

BY:	NEA PARTNERS 13, LIMITED PARTNERSHIP,
ITS GENERAL PARTNER

BY:	NEA 13 GP, LTD,
ITS GENERAL PARTNER

By:	/s/ Louis Citron
Name:	Louis Citron
Title:	Chief Legal Officer

TPG BIOTECHNOLOGY PARTNERS III, L.P.

BY:	TPG BIOTECHNOLOGY GENPAR III, L.P.,
ITS GENERAL PARTNER

BY:	TPG BIOTECHNOLOGY GENPAR III ADVISORS, LLC,
ITS GENERAL PARTNER

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

AISLING CAPITAL III, LP

/s/ Lloyd Appel
Name:	Lloyd Appel
Title:	CFO

Signature Page to Stock Purchase Agreement

ATTACHMENT 1

	First Tranche		Second Tranche
Purchaser	Aggregate Purchase Price	Shares Purchased	Aggregate Purchase Price	Shares Purchased

ORBIMED PRIVATE INVESTMENTS III, LP	$7,168,570.01	4,906,619	$5,213,505.47	3,568,450
Address: 767 Third Avenue, 30th Floor New York, NY 10017 Attn: Chief Financial Officer
Mail Certificates to: Merrill Lynch, Venture Services 600 California Street, 8th Floor San Francisco, CA 94108 Attn: Thomas Hutson-Wiley

ORBIMED ASSOCIATES III, LP	$68,272.10	46,730	$49,652.42	33,985

Address: 767 Third Avenue, 30th Floor New York, NY 10017 Attn: Chief Financial Officer
Mail Certificates to: Merrill Lynch Venture Services 600 California Street, 8th Floor San Francisco, CA 94108 Attn: Thomas Hutson-Wiley

NEW ENTERPRISE ASSOCIATES 13, LIMITED PARTNERSHIP	$7,236,842.11	4,953,349	$5,263,157.89	3,602,435
Address: 1119 St. Paul Street Baltimore, MD 21202 Attn: Louis Citron

TPG BIOTECHNOLOGY PARTNERS III, L.P.	$5,789,473.68	3,962,679	$4,210,526.32	2,881,948

Address: 345 California St. Suite 3300 San Francisco, CA 94104 Attn: Jeremy Dorsett

AISLING CAPITAL III, LP	$7,236,842.11	4,953,349	$5,263,157.89	3,602,435
Address: 888 Seventh Avenue, 30th Floor New York, NY 10106 Attn: Chief Financial Officer

TOTAL:	$27,500,000.00	18,822,726	$20,000,000.00	13,689,253